EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Raindance Communications, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 (Nos. 333-44348 and 333-82266) and Form S-3 (No. 333-88734) of Raindance Communications, Inc. of our report dated February 11, 2004, relating to the consolidated balance sheets of Raindance Communications, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Raindance Communications, Inc.

Our report refers to a change in accounting for goodwill in 2002.

KPMG LLP

Boulder, Colorado
March 11, 2004